UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2013

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Feel Golf Co., Inc.
(Exact name of registrant as specified in its charter)

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California	000-26777	77-0532590
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

200 S. Andrews Ave, Suite 703B

Fort Lauderdale, FL 33301
(Address of Principal Executive Offices) (Zip Code)

866.326.3000
(Registrant’s telephone number, including area code)

510 Central Park Drive

Sanford, FL 32771
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of President

On June 1, 2013, the Board of Directors approved the appointment of Paul Favata as President for the Company.  On June 1, 2013, Mr. Favata accepted the appointment and agreed to serve as President for the Company.  Mr. Favata has agreed to be compensated $96,000 per year to serve as President for the Company.

Election of Directors

On June 1, 2013, the Board of Directors approved the appointment of Paul Favata to the Board of Directors.  On June 1, 2013, Mr. Favata accepted the appointment and agreed to serve on our Board of Directors.

Paul A. Favata

Paul Favata joins as President as a 27-year Wall Street veteran.  Mr. Favata began his career on the American Stock Exchange (AMEX), working for two smaller member firms.  Paul spent five years on the New York Stock Exchange (NYSE) with one of the largest specialist firms on the floor.

Mr. Favata left the exchange in 1992 to work for Shearson Lehman on the sell-side.  In 1994, Paul moved to a small boutique sell-side firm working in both the retail and institutional sales areas.  Paul took over the management of the New York offices, helping the firm grow from an early-stage position, to revenues of over $29 million annually during his time there.  Most recently, Favata, 48, held the position of Senior Vice President of Finance at a small, privately-held consulting firm that advises clients on acquisitions and long term financing strategies.  Mr. Favata was appointed as Chief Financial Officer for Next Communications, Inc. in June 2008.  Paul was the first Chief Financial Officer for the Company, having management oversight and responsibility for all financial functions while overseeing all revenues, costs, capital expenditures, investments and debt.  Mr. Favata holds several securities licenses and resides in Saint Petersburg, Florida with his family.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 4, 2013	Feel Golf Company, Inc.
	By	/s/Victoria Rudman
Name: Victoria Rudman Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No. Description